EXHIBIT 14.0 - CODE OF ETHICS

                                J&J SNACK FOODS CORP.
                                 (THE ''CORPORATION'')

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICER,
              PRINCIPAL FINANCIAL OFFICER, PRINCIPAL ACCOUNTING OFFICER
             OR CONTROLLER, OR PERSONS PERFORMING SIMILAR FUNCTIONS AND
                       OTHER DESIGNATED OFFICERS AND EMPLOYEES


            I.   Covered Officers/Purpose of the Code

            This code of ethics (this ''Code'') for the Corporation applies to principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or other designated officers and employees of the Corporation and its subsidiaries (collectively, the ''Covered Officers'' each of whom is set forth in Exhibit A) for the purpose of promoting:

                 . honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

                 . full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (''SEC'') and in other public communications made by the Corporation;

                 . compliance with applicable laws and governmental rules and regulations;

                 . the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

                 .    accountability for adherence to the Code.

            Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.




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            II.  Covered Officers Should Handle Ethically Actual and
                 Apparent Conflicts of Interest

                 Overview.  A ''conflict of interest'' occurs when a
            Covered Officer's private interest interferes with the interests of, or his service to, the Corporation. For example, a conflict of interest would arise if a Covered Officer or a member of his family, receives improper personal benefits as a result of his position in the Corporation.

            The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Corporation.

                                 *     *     *    *


            Each Covered Officer must:

                 . not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Corporation whereby the Covered Officer would benefit personally to the detriment of the Corporation;

                 . not cause the Corporation to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Corporation; and

                 . not use material non-public knowledge of portfolio transactions made or contemplated for the Corporation to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

                There are some conflict of interest situations that
            should be discussed with the Corporation's Chairman of the Audit Committee (the ''Chairman''). Examples of these include: (1)

            (1) Any activity or relationship that would present a conflict for a Covered Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer's family engages in such an activity or has such a relationship.


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                 .    service as director on the board of any public or
                      private company;

                 . the receipt of any non-nominal gifts from any person or company with which the Corporation has current or

                 . prospective business dealings. For purposes of this Code, ''non-nominal'' are those gifts in excess of the current National Association of Securities Dealers limit of $100;

                 . the receipt of any entertainment from any company with which the Corporation has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

                 . a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Corporation for effecting portfolio transactions or for selling or repurchasing shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

            III.    Disclosure & Compliance

                 . each Covered Officer should be familiar with the disclosure requirements generally applicable to the Corporation;

                 . each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Corporation to others, whether within or outside the Corporation, including to the Corporation's directors and auditors, and to governmental regulators and self-regulatory organizations;

                 . each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Corporation and the Corporation's adviser or subadviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Corporation files with, or submits to, the SEC and in other public communications made by the Corporation; and

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                 .    it is the responsibility of each Covered Officer
                      to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

            IV.     Reporting and Accountability

            Each Covered Officer must:

                 . upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

                 . annually thereafter affirm to the Board that he has complied with the requirements of the Code;

                 . not retaliate against any employee or Covered Officer or their affiliated persons for reports of potential violations that are made in good faith;

                 . notify the Chairman promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code, and

                 . report at least annually any change in his affiliations from the prior year.

                 The Chairman is responsible for applying this Code to
            specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, notwithstanding the foregoing, the Audit Committee (the ''Committee'') is responsible for granting waivers and determining sanctions, as appropriate, and any approvals, interpretations or waivers sought by a Covered Officer will be considered by the Committee.

                 The Corporation will follow these procedures in
            investigating and enforcing this Code:

                 . the Chairman will take any action he considers appropriate to investigate any actual or potential violations reported to him;

                 . if, after such investigation, the Chairman believes that no violation has occurred, the Chairman shall meet with the person reporting the

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                      violation for the purposes of informing such
                      person of the reason for not taking action;

                 . any matter that the Chairman believes is a violation will be reported to the Committee;

                 . if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; or dismissal of the Covered Officer as an officer or employee of the Corporation;

                 . the Committee will be responsible for granting waivers, as appropriate; and

                 . any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

                 The Committee, in determining whether waivers should
            be granted and whether violations have occurred, and the Chairman, in rendering decisions and interpretations and in conducting investigations of potential violations under the Code, may, at their discretion, consult with such other persons as they may determine to be appropriate, including, but not limited to, counsel to the Corporation, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Corporation's Committee for the retention of independent auditors to perform permissible non-audit services.

            V.      Waivers

            A Covered Officer may request a waiver of any of the provisions of this Code by submitting a written request for such waiver to the Committee setting forth the basis for such request and explaining how the waiver would be consistent with the standards of conduct described herein. The Committee shall review such request and make a determination thereon in writing, which shall be binding.


            In determining whether to waive any provisions of this Code, the Committee shall consider whether the proposed waiver is consistent with honest and ethical conduct. The Chairman shall submit an annual report to the Board regarding waivers granted.

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            VI.     Other Policies and Procedures

            This Code shall be the sole code of ethics adopted by the Corporation for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to it thereunder.

            VII.    Amendments

            Any amendments to this code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Corporation's board, including a majority of independent directors.

            VIII.   Confidentiality

            All reports and records prepared or maintained pursuant to this Code will he considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel, or independent auditors or other consultants referred to in Section IV above.

            IX.     Internal Use

            The Code is intended solely for the internal use by the Corporation and does not constitute an admission by or on behalf of any person, as to any fact, circumstance, or legal conclusion.

            Date:    December 1, 2003



















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                                      Exhibit A
                               (as December 1, 2003)

            Principal Executive Officer:  Gerald Shreiber

            Principal Accounting Officer or person performing similar functions: Dennis G. Moore

            Other Designated Officers and Employees:

                 Tom Weber                 Al Weber
                 Jack Manderbaugh          Tony Wilburn
                 Frank Shreiber            Cory Couch
                 Reggie Santos             Russ Wylie
                 Bob Long                  Phil Heffelfinger
                 Chuck Chivis              Tom Conley
                 Rich Bezila               Tom Hunter
                 Wayne Childs              Ed Townsend
                 Ray Lucier                Tom Hunter
                 Ernest Fogle              Helene Merrion
                 Frank Coy                 Henry Anderson
                 John Dubas                Patricia Ford
                 John Lewandoski           Deborah Fritchman
                 Scott Ambruster           Paul Tames
                 Eric Bliss                Andy Levin
                 Gerard Law                Alan Murphy
                 Leong Chai Tan            Jerry Lockridge
                 Alma Bickham              Sergio Leal
                 Leroy Lovier              Marco Poblano
                 Dan Fachner               Kent Galloway
                 Rod Sexton                Joe Boulanger
                 Rick Naylor               Frank Fiorentino
                 Mark Winterhalter         Susan Woods
                 David Lauder              Debra McKeon
                 Debra Todd                Kathleen Moeller
                 Roy McKenzie              Jane Sommers
                 Gary Powell               Brenda Whitman
                 Jeff Radanof              John Paul
                 Paul Hirschman            Harry Fronjian
                 Harry McLaughlin          Thomas Couzens













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